F O R    I M M E D I A T E    R E L E A S E


                            PRESS RELEASE


                                      November 28, 1995
                                      For more information contact:
                                      Erin Ibele    (419) 247-2800
                                      Robert Pruger (419) 247-2800

              HEALTH CARE REIT, INC. REPORTS RESULTS
                OF ANNUAL MEETING OF STOCKHOLDERS

          Toledo, Ohio, November 28, 1995....Health Care REIT, Inc.
(NYSE/HCN) announced today that at its Annual Meeting of Stockholders, the merger of the Company's manager, First Toledo
Advisory Company, with and into the Company was approved by the Company's stockholders.

          Additionally, the stockholders approved all other matters which included the approval of the Company's 1995 Stock Incentive Plan, the election of Messrs. Glowacki, Thompson and Unverferth as Directors for terms of three years, and the ratification of the appointment of Ernst & Young LLP as independent auditors for the year 1995.

          Health Care REIT, Inc. is a real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living and retirement facilities. The Company also invests in specialty care hospitals and primary care facilities.